Exhibit 99.1

NEWS

(XLG)

FOR IMMEDIATE RELEASE:	November 11, 2003
Contact:	Sharon Filbig, Investor Relations Price Legacy Corporation
Excel Centre, 17140 Bernardo Center Drive, Suite 300, San Diego, CA 92128 (858) 675-9400

Price Legacy Corporation Announces Earnings for the

Quarter ended September 30, 2003

San Diego, CA.  (November 11, 2003) - Price Legacy Corporation (XLG) reported Funds from Operations (FFO) of $0.05 per common share or $1.9 million before a non-recurring charge, for the quarter ended September 30, 2003.  FFO for the quarter was reduced by a non-recurring charge of $4.0 million or $0.11 per share to $(2.1) million or $(0.06) per share related to the settlement of a lawsuit described below (a reconciliation of net income to FFO is included later in this release). This compares to FFO of $0.03 million or $0.01 per share for the third quarter in 2002.  Total revenue for the quarter ended September 30, 2003 was $32.2 million compared to $29.8 million for the quarter ended September 30, 2002.  Net loss (after preferred dividends) for the quarter ended September 30, 2003 was $(8.9) million or $(0.24) per common share compared to net income of $5.5 million or $0.14 per common share for the quarter ended September 30, 2002.

The company announced that it agreed to pay $4.0 million to settle a lawsuit filed by the Bank of NT Butterfield & Sons related to a guarantee agreement for a promissory note on the Destination Villages Daniel’s Head project in Bermuda.  The Bank was seeking damages of $6.1 million plus other costs of approximately $3.0 million.

Also affecting the results was the bankruptcy of three tenants within the portfolio:  1) a space formerly occupied by Kmart at the Westbury, New York property; and 2) two vacancies formerly occupied by the Wiz and Today’s Man at the Wayne, New Jersey property.  These three vacancies accounted for a negative variance of approximately $1.2 million of net income and FFO.

Price Legacy had total assets of approximately $1.3 billion and total liabilities of approximately $593 million at September 30, 2003.

Price Legacy acquires, operates, develops and sells open-air shopping centers nationwide.  The company manages its properties through regional offices located in Arizona, California, Florida, Utah, and Virginia. Price Legacy has its corporate offices in San Diego, California, is organized as a REIT and has a taxable REIT subsidiary, Excel Legacy Holdings Inc.  Price Legacy is committed to providing an environment of stability and growth for its shareholders and tenants.  For more information on Price Legacy, please visit the company’s web site at www.PriceLegacy.com.

The following is a reconciliation of net income to FFO:

	Three Months Ended September 30
	2003		2002

Net income	$3,628		$17,756
Depreciation and amortization	5,426		4,453
Depreciation and amortization of discontinued operations	—		214
Price Legacy’s share of joint venture depreciation	629		171
Depreciation of non-real estate assets	(16)		(36)
Net loss on sale of investments	86		—
Net loss (gain) on sale of real estate	605		—
Net (gain) loss on sale of discontinued operations	(20)		(9,991)
FFO before preferred dividends	10,338		12,567
Preferred dividends	(12,486	)(1)	(12,241) (2)
FFO	$(2,148)		$326

(1)          Includes $2.9 million of non-cash dividends accrued on our Series B Preferred Stock

(2)          Includes $2.6 million of non-cash dividends accrued on our Series B Preferred Stock

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Price Legacy uses a supplemental REIT performance measure called Funds from Operations (FFO) which is defined as net income plus depreciation and amortization expense and gains (losses) from sales of depreciable operating real estate and other investments.  FFO is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles, may not be comparable to similarly titled measures of other companies and should not be used as an indicator of cash available or as an alternative to cash flows.  Price Legacy believes, however, that FFO provides relevant information about its operations and is necessary, along with net income, for an understanding of its operating results.  Price Legacy also believes that FFO provides useful information about its performance when compared to other REITs since FFO is generally recognized as the industry standard for reporting the operations of REITs.

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Price Legacy to differ materially from historical results or from any results expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from current expectations include changes in general economic conditions, real estate conditions, competition, financial performance of Price Legacy’s properties, joint ventures and investments, and environmental and other liabilities.  The company refers you to the documents it files from time to time with the Securities and Exchange Commission available through the company’s website at www.PriceLegacy.com, which discuss these and other factors that could adversely affect the company’s results.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made.  Price Legacy undertakes no obligation to update publicly or revise any forward-looking statements.